Press Release

Novavax Reports Third Quarter 2025 Financial Results and Operational Highlights

•Total revenue of $70 million in the third quarter of 2025
•Continued successful execution of Sanofi partnership with $225 million in milestones achieved year-to-date including $50 million earned on marketing authorization transfers
•Sanofi reported preliminary positive immunogenicity and safety Phase 1/2 data for NuvaxovidTM in combination with both Fluzone High-Dose and Flublok
•Sanofi received BARDA grant for pandemic influenza vaccine candidate using Novavax's Matrix-M® adjuvant
•Maryland site consolidation transactions resulted in $60 million cash proceeds and approximately $230 million in expected future cost savings
•Raises Full Year 2025 Revenue Framework and Affirms Financial Guidance
•Company to host conference call today at 8:30 a.m. ET

GAITHERSBURG, Md., November 6, 2025 – Novavax, Inc. (Nasdaq: NVAX) today announced its financial results and operational highlights for the third quarter ended September 30, 2025.

“We have continued the steady transformation of Novavax and are proud of our progress this quarter.” said John C. Jacobs, President and Chief Executive Officer, Novavax. “This year we have relaunched the Company with a focus on R&D and partnerships intended to position us well for long-term growth and profitability.”

Third Quarter 2025 and Recent Highlights

Key Highlights

Strategic Priority #1: Optimize our Sanofi Partnership

•Continued successful execution of Sanofi partnership with $225 million in milestones earned year-to-date, including $50 million earned in the fourth quarter of 2025, upon marketing authorization transfers for E.U. and U.S. markets.
•In October 2025, Sanofi reported preliminary positive immunogenicity and safety Phase 1/2 data for Nuvaxovid™ in combination with both Fluzone High-Dose and Flublok. Both programs have received Fast Track designation from the U.S. Food and Drug Administration (FDA).

•In August 2025, the FDA approved the Nuvaxovid 2025-2026 Formula for the prevention of COVID-19 in individuals 65 years of age and older, or 12 years through 64 years of age with at least one underlying condition that puts them at high risk for severe outcomes from COVID-19. Nuvaxovid was approved with an extended shelf life of six months in a pre-filled syringe formulation.
•Beginning in the third quarter of 2025, Sanofi assumed the lead commercial role for Nuvaxovid in the U.S. and select ex-U.S. markets for the 2025-2026 COVID-19 vaccination season.
•In September 2025, Novavax expanded Sanofi's license to include use of Novavax's Matrix-M® adjuvant in Sanofi's pandemic influenza vaccine candidate program. Sanofi received funding from the Biomedical Advanced Research and Development Authority (BARDA) for early-stage clinical work on this vaccine candidate.

Strategic Priority #2: Enhance Existing Partnerships and Leverage our Technology Platform and Pipeline to Forge Additional Partnerships

•In September 2025, our partner Takeda received approval of Nuvaxovid in Japan which triggered a milestone payment to Novavax.
•R21/Matrix-M, a malaria vaccine developed in partnership with Serum Institute of India and Oxford University, continued to make meaningful progress in addressing the urgent and unmet needs of malaria-endemic regions with 25 million doses sold since launch in mid-2024.
•In the first quarter of 2025, Novavax announced material transfer agreements with three pharmaceutical companies to explore the utility of Matrix-M in their portfolios; discussions continue with these companies for the potential use of Matrix-M in the development of new vaccines and/or improve existing vaccines.

Strategic Priority #3: Advance our Technology Platform and Early-Stage Pipeline

•Continued advancement of early-stage preclinical research for varicella-zoster virus (shingles), Clostridioides difficile colitis and respiratory syncytial virus combinations vaccine candidates.
•Pursuing government funding for pandemic influenza vaccine candidate.
•Continued exploration of our Matrix-M platform technology in oncology.

Other Corporate Highlights

•In August 2025, Novavax completed a convertible debt refinancing; extending the maturity of the majority of the Company’s existing 2027 Notes to 2031, with improved terms, and providing additional proceeds through the issuance of new 2031 Notes. This transaction further supports the financial strength of the company and its ability to execute on its long-term growth strategy.
•In October 2025, Novavax announced transactions to enable the planned consolidation of its Maryland based facilities in line with its corporate strategy. These transactions will result in $60 million in payments to Novavax and are expected to result in future cost savings of approximately $230 million over 11 years.

Third Quarter 2025 Revenue

$ in millions	Q3 2025	Q3 2024	Change	%
Nuvaxovid Sales [1]	$0	$38	($38)	NM
Supply Sales [2]	14	3	11	NM
Product Sales	13	41	(28)	(68)%

Sanofi [3]	48	36	12	33%
Takeda	6	5	1	20%
Other Partners [4]	2	2	0	-
Licensing, Royalties and Other Revenue	57	43	14	33%

Total Revenue	$70	$85	($15)	(18)%

Notes
1.Nuvaxovid Sales reflects product sales where Novavax is the commercial market lead and records revenue related to the sales and distribution of our COVID-19 vaccine.
2.Supply Sales includes sales of finished product, adjuvant and other supplies from Novavax to our license partners.
3.Sanofi includes revenue recognized under our license agreement including upfront payments, milestones, royalties and transition services reimbursement.
4.Other Partners include upfront payments, royalties and milestone revenue under our licensing agreements including Serum Institute and SK bioscience.

Third Quarter 2025 Financial Results

•Total revenue for the third quarter of 2025 was $70 million, compared to $85 million in the same period in 2024.

•Cost of sales for the third quarter of 2025 was $21 million, compared to $61 million in the same period in 2024.

•Research and development (R&D) expenses for the third quarter of 2025 were $98 million, compared to $87 million in the same period in 2024. R&D transition services expenses reimbursed by Sanofi in the third quarter of 2025 were $46 million or approximately 47% of total R&D expenses in the period.

•Selling, general, and administrative (SG&A) expenses for the third quarter of 2025 were $32 million, compared to $71 million for the same period in 2024. The 55% decrease was primarily due to the transition of lead commercial activities to Sanofi and the elimination of commercial infrastructure plus ongoing general administrative cost reduction efforts.

•Non-cash charges for the third quarter of 2025 were $126 million. The $97 million asset impairment related to the Maryland site consolidation transactions announced in October 2025, which includes the write off of the right-of-use asset, property and equipment, and intangibles, partially offset by a gain recognized on the sale of adjacent land. The $29 million loss on debt extinguishment related to the August 2025 convertible debt refinancing.

•Net loss for the third quarter of 2025 was $202 million, compared to net loss of $121 million in the same period in 2024.

•Cash, cash equivalents, marketable securities and restricted cash (Cash) were $778 million as of September 30, 2025, compared to $938 million as of December 31, 2024.

Financial Framework

Full Year 2025 Financial Guidance

Novavax provides Full Year 2025 Financial Guidance for Combined R&D and SG&A Expenses and Non-GAAP Combined R&D and SG&A Expenses and currently expects to achieve the following results:

$ in millions	Full Year 2025 (as of November 6, 2025)	Full Year 2025 (as of August 6, 2025)
Combined R&D and SG&A Expenses	$505 - $535	$495 - $545

Less: R&D Reimbursements	($65 - $75)	($45 - $70)
Non-GAAP Combined R&D and SG&A Expenses	$440 - $460	$450 - $475

Non-GAAP Combined R&D and SG&A Expenses exclude R&D Reimbursements, which are amounts reimbursed by Novavax’s license partners. See “Non-GAAP Financial Measures” below. R&D Reimbursements are recorded as revenue under Licensing, Royalties and Other Revenue.

Full Year 2025 Revenue Framework

Novavax transitioned lead commercial responsibility of Nuvaxovid beginning with the 2025-2026 COVID-19 vaccination season to Sanofi for select markets. Since Novavax is reliant on Sanofi’s sales forecasts for certain revenue components, these are not included in the Full Year 2025 Revenue Framework. For 2025, Novavax currently expects to achieve Adjusted Total Revenue1 of between $1,040 million and $1,060 million.

$ in millions	Full Year 2025 (as of November 6, 2025)	Full Year 2025 (as of August 6, 2025)
Nuvaxovid Product Sales[2]	$610	$610
Adjusted Supply Sales[3]	$35 - $45	$25 - $40
Adjusted Licensing, Royalties and Other Revenue [4,5,6,7]	$395 - $405	$365 - $400
Adjusted Total Revenue[1]	$1,040 - $1,060	$1,000 - $1,050

Sanofi Supply Sales	No guidance	No guidance
Sanofi Royalties	No guidance	No guidance
Sanofi Influenza-COVID-19 Combination and Matrix-M Milestones	No guidance	No guidance

1.Adjusted Total Revenue is a non-GAAP financial measure. Adjusted Total Revenue is total revenue excluding Sanofi Supply Sales, Sanofi Royalties and Sanofi Influenza-COVID-19 Combination and Matrix-M related Milestones. See “Non-GAAP Financial Measures” below.
2.Nuvaxovid Product Sales of $610 million include $603 million in revenue recognized in the first quarter of 2025 from the termination of the Canada and New Zealand Advance Purchase Agreements, plus sales by Novavax in the U.S. and select markets outside the U.S.

3.$35 million to $45 million in Adjusted Supply Sales associated with collaborations with the Serum Institute on R21/Matrix-M and collaboration partners for COVID-19 vaccine, including Serum, SK bioscience and Takeda. Beginning in 2025, Supply Sales are included in Product Sales.
4.Adjusted Licensing, Royalties and Other Revenue is a non-GAAP financial measure, Adjusted Licensing, Royalties and Other Revenue is Licensing, Royalties and Other Revenue excluding Sanofi Royalties and Sanofi Influenza-COVID-19 Combination and Matrix-M related milestones. See “Non-GAAP Financial Measures” below. Adjusted Licensing, Royalties and Other Revenue includes $225 million in U.S. BLA & Marketing Authorizations Milestones. Novavax earned a $175 million milestone upon the approval of the COVID-19 U.S. BLA in May 2025 and two separate $25 million milestone payments earned in the fourth quarter of 2025 for the transfer to Sanofi of the Marketing Authorizations for the U.S. and EU markets, respectively.
5.$65 million to $75 million in R&D Reimbursement. Under the Sanofi co-exclusive licensing agreement (CLA), Novavax is eligible to receive reimbursement for costs incurred related to select R&D and technology transfer activities during the transition performance period that is expected to run through the end of 2026.
6.$45 million in Other Partner related revenue including royalties and milestones from the Serum Institute on R21/Matrix-M and collaboration partners for COVID-19 vaccine, including Serum, SK bioscience and Takeda.
7.$60 million amortization related to the $500 million Upfront Payment and the $50 million Database Lock Milestone from Sanofi. Revenue recognition will occur over the performance period through 2026. During 2024, a combined amortization of $440 million was recorded, and $60 million and $50 million are expected for 2025 and 2026, respectively. All remaining milestone payments under the Sanofi CLA will be recorded to revenue in the periods when earned.

Components of Revenue excluded from the Full Year 2025 Revenue Framework are described below.

Sanofi Supply Sales
•Novavax will sell Nuvaxovid commercial supply to Sanofi for the 2025-2026 COVID-19 vaccination season and the reimbursement for this supply will be recorded as product sales.

Sanofi Royalties
•Sanofi will initiate lead commercial responsibility for the 2025-2026 COVID-19 vaccination season in select markets, including the U.S. Novavax is eligible to receive royalties in the high teens to low twenties percent on Sanofi sales.

Sanofi Influenza-COVID-19 Combination and Matrix-M Related Milestones
•Novavax is eligible to receive up to $350 million in Phase 3 development and commercial launch milestone payments associated with Sanofi Influenza-COVID-19 combination products. For each new vaccine using Matrix-M, Novavax is eligible to receive up to $200 million in launch and sales milestones and mid-single digit sales royalties for 20 years.

Conference Call
Novavax will host its quarterly conference call today at 8:30 a.m. ET. To join the call without operator assistance, you may register and enter your phone number at https://registrations.events/easyconnect/3585070/rec5O9dY5wckxc0Os/ to receive an instant automated call back. You may also dial direct to be entered to the call by an operator. The dial-in numbers for the conference call are (888) 880-3330 (Domestic) or (+1) (646) 357-8766 (International). Participants will be prompted to request to join the Novavax, Inc. call. A replay of the conference call will be available starting at 11:30 a.m. ET on November 6, 2025, until 11:59 p.m. ET on November 13, 2025. To access the replay by telephone, dial (800) 770-2030 (Domestic) or (+1) (609) 800-9909 (International) and use passcode 3585070#.

A webcast of the conference call can also be accessed on the Novavax website at ir.novavax.com/events. A replay of the webcast will be available on the Novavax website until December 5, 2025.

About Novavax
Novavax, Inc. (Nasdaq: NVAX) tackles some of the world’s most pressing health challenges with its scientific expertise in vaccines and its proven technology platform, including protein-based nanoparticles and its Matrix-M adjuvant. The Company’s growth strategy seeks to optimize its existing partnerships and expand access to its proven technology platform via R&D innovation, organic portfolio expansion in infectious disease and beyond, and forging new partnerships and collaborations with other companies. Please visit novavax.com and LinkedIn for more information.

Non-GAAP Financial Measures
The Company presents the following non-GAAP financial measures in this press release: Non-GAAP Combined R&D and SG&A Expenses, Adjusted Total Revenue and Adjusted Licensing, Royalties and Other Revenue. Non-GAAP financial measures refer to financial information adjusted from financial measures prepared in accordance with accounting principles generally accepted in the United States (GAAP). The Company believes that the presentation of these adjusted financial measures is useful to investors as they provide additional information on comparisons between periods by including certain items that affect overall comparability. The Company uses these non-GAAP financial measures for business planning purposes and to consider underlying trends of its business. Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our use of non-GAAP financial measures may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. The Company is unable to reconcile these revenue forward-looking non-GAAP financial measures to the most directly comparable GAAP measures without unreasonable effort because the Company is reliant on Sanofi sales forecasts for certain revenue categories, which are not available.

Forward-Looking Statements
This press release contains forward-looking statements relating to the future of Novavax, its mission; its corporate strategy and operating plans, objectives and prospects; its value drivers and strategic priorities, its partnerships, including expectations with respect to potential royalties, milestones, and cost reimbursement, and plans for additional potential partnering activities; its expectations regarding manufacturing capacity, timing, production and delivery for its COVID-19 vaccine;; the development of Novavax’s clinical and preclinical product candidates and pipeline advancement opportunities, including with respect to new Matrix formulations; the conduct, timing and potential results from clinical trials, conducted by Novavax or its partners, and other preclinical and postmarketing studies; expectations as to the timing and outcome of future and pending regulatory filings and actions; expected savings from Maryland site consolidation transactions; full year 2025 financial guidance and revenue framework; and Novavax’s future financial or business performance. Novavax cautions that these forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include, without limitation, challenges or delays in obtaining regulatory authorization or approval for its COVID-19 vaccine, including for future COVID-19 variant strain changes, its CIC vaccine candidate, its stand-alone influenza vaccine candidate or other product candidates; Novavax’s ability to successfully and timely manufacture, market, distribute, or deliver its COVID-19 vaccine; challenges related to Novavax’s partnership with Sanofi, including collaboration on the Nuvaxovid PMC, and in pursuing additional partnership opportunities; challenges satisfying, alone or together with partners, various safety, efficacy, and product characterization requirements, including those related to process qualification, assay validation and stability testing, necessary to satisfy applicable regulatory authorities; challenges or delays in conducting clinical trials or studies for its product candidates, including the Nuvaxovid PMC; manufacturing, distribution or export delays or challenges; Novavax’s substantial dependence on SII and Serum Life Sciences Limited for co-formulation and filling Novavax’s COVID-19 vaccine and the impact of any delays or disruptions in their operations; difficulty obtaining scarce raw materials and supplies including for its proprietary adjuvant; resource constraints, including human capital and manufacturing capacity; constraints on Novavax’s ability to pursue planned regulatory pathways, alone or with partners; challenges in implementing its global restructuring and cost reduction plan; Novavax’s ability to timely deliver doses; challenges in obtaining commercial adoption and market acceptance of its COVID-19 vaccine or any COVID-19 variant strain containing formulation, or for its CIC vaccine candidate and stand-alone influenza vaccine candidate or other product candidates; challenges meeting contractual requirements under agreements with multiple commercial, governmental, and other entities, including requirements to deliver doses that may require Novavax to refund portions of upfront and other payments previously received or result in reduced future payments pursuant to such agreements and challenges in negotiating, amending or terminating such agreements; challenges related to the seasonality of vaccinations against COVID-19 or influenza; challenges and uncertainty related to regulatory development; challenges related to the demand for vaccinations against COVID-19 or influenza; challenges in identifying and successfully pursuing innovation expansion opportunities, including with respect to Novavax’s Matrix-M adjuvant; Novavax’s expectations as to expenses and cash needs may prove not to be correct for reasons such as changes in plans or actual events being different than its assumptions; and those other risk factors identified in the “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” sections of Novavax's Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission (SEC). We caution investors not to place considerable reliance on forward-looking statements contained in this press release. You are encouraged to read our filings with the SEC, available at www.sec.gov and www.novavax.com, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and we undertake no obligation to update or revise any of the statements. Our business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share information)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
	(unaudited)		(unaudited)

Revenue:
Product sales	$13,442	$41,528	$645,844	$153,952
Licensing, royalties and other	57,003	42,984	330,496	439,899
Total revenue	70,445	84,512	976,340	593,851
Expenses:
Cost of sales	21,496	60,619	50,936	166,070
Research and development	98,274	87,164	266,444	286,789
Selling, general and administrative	31,655	70,747	123,357	258,843
Impairment of assets held for sale	97,038	-	97,038	-
Total expenses	248,463	218,530	537,775	711,702
Income (loss) from operations	(178,018)	(134,018)	438,565	(117,851)
Interest expense	(5,482)	(4,236)	(16,723)	(12,490)
Loss on debt extinguishment	(28,714)	-	(28,714)	-
Other income, net	9,178	15,922	31,136	27,307
Income (loss) before income tax expense	(203,036)	(122,332)	424,264	(103,034)
Income tax expense (benefit)	(657)	(1,032)	1,489	3,435
Net income (loss)	$(202,379)	$(121,300)	$422,775	$(106,469)

Net income (loss) per share:
Basic	$(1.25)	$(0.76)	$2.61	$(0.71)
Diluted	$(1.25)	$(0.76)	$2.53	$(0.71)
Weighted average number of common shares outstanding:
Basic	162,353	160,049	161,811	149,486
Diluted	162,353	160,049	168,195	149,486

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

September 30, 2025		December 31, 2024
(unaudited)

Cash and cash equivalents	$ 268,023	$ 530,230
Marketable securities	494,871	392,888
Total restricted cash	15,334	15,062
Total current assets	974,590	1,128,942
Working capital	544,721	(25,474)
Total assets	1,179,889	1,560,418
Convertible notes payable	243,835	169,684
Total stockholders’ deficit	(156,672)	(623,841)

Contacts:

Investors
Luis Sanay, CFA
240-268-2022
ir@novavax.com

Media
Yvonne Sprow
844-264-8571
media@novavax.com